SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Ionics, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Ionics, Incorporated

65 Grove Street
Watertown, Massachusetts 02472-2882

Douglas R. Brown

President and Chief Executive Officer

April 1, 2004

Dear Stockholder:

      You are cordially invited to attend our 2004 Annual Meeting of Stockholders. The meeting is scheduled for 2:00 P.M. on Thursday, May 6, 2004, and will be held in the auditorium of the FleetBoston Financial Building, 100 Federal Street, Boston, Massachusetts 02110.

      The notice of meeting and proxy statement that follow describe the business to be conducted at the meeting.

      Following the business portion of the meeting, we will give a presentation on the highlights for the year 2003 as well as the current status of our business. I sincerely hope that you will be able to attend this meeting and that you will have the opportunity to meet members of our management team.

      Please sign and return your proxy promptly, whether or not you plan to attend. Your vote is very important to the Company.

      On behalf of the Directors and Officers, I wish to thank you for your interest in the Company.

Sincerely,

DOUGLAS R. BROWN
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Please sign, date and return your proxy card promptly

IONICS, INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2004

To the Stockholders of

     Ionics, Incorporated:

      Notice is hereby given that the Annual Meeting of Stockholders of Ionics, Incorporated (the “Company”) will be held in the auditorium of the FleetBoston Financial Building, 100 Federal Street, Boston, Massachusetts 02110, on Thursday, May 6, 2004 at 2:00 P.M. Boston time for the following purposes:

1.	To elect four Class III Directors of the Company, each to serve for a three-year term or until a successor is elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2004.

3.	To consider and act upon such other matters as may properly come before the meeting.

      Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

      The Board of Directors has fixed the close of business on March 19, 2004 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

By Order of the Board of Directors

STEPHEN KORN, Clerk
Ionics, Incorporated
65 Grove Street
Watertown, Massachusetts 02472

April 1, 2004

      WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENVELOPE ENCLOSED HEREWITH.

IONICS, INCORPORATED

65 Grove Street

Watertown, Massachusetts 02472-2882

PROXY STATEMENT

Mailed on or about April 1, 2004

for Annual Meeting of Stockholders
to be held on May 6, 2004

      The Notice of the 2004 Annual Meeting of Stockholders of Ionics, Incorporated (the “Company”) is set forth on the preceding page and there is enclosed with this Proxy Statement a form of Proxy solicited by the Board of Directors of the Company. This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Thursday, May 6, 2004 (the “Annual Meeting”) at 2:00 P.M., Boston time, in the auditorium of the FleetBoston Financial Building, 100 Federal Street, Boston, Massachusetts, and any adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, certain of the directors, officers and employees of the Company also may solicit Proxies personally or by telephone or by other means of electronic communication. This Proxy Statement is being first sent to stockholders on or about April 1, 2004. A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 2003 (including audited financial statements of the Company) also accompanies this Proxy Statement.

      Only stockholders of record as of the close of business on March 19, 2004 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and/or any adjournments thereof. The outstanding stock of the Company on the Record Date entitled to vote consisted of 22,578,284 shares of Common Stock, $1.00 per share par value (the “Common Stock”). The holders of the outstanding shares of Common Stock are entitled to one vote per share. Stockholders may vote in person or by proxy. Execution of a Proxy will not affect a stockholder’s right to attend the meeting and vote in person. All shares represented by valid Proxies received by the Clerk of the Company prior to the meeting will be voted as specified in the Proxy; if no specification is made and if discretionary authority is conferred by the stockholder, the shares will be voted FOR the election of each of the Board’s nominees to the Board of Directors in proposal 1; and FOR the ratification of the selection of an auditor in proposal 2. A stockholder giving a Proxy has the power to revoke it at any time prior to its exercise by delivering to the Clerk of the Company a written revocation or a duly executed Proxy bearing a later date, or by attending the meeting and voting such shares in person.

      Proxies that are being solicited by the Board of Directors grant the discretionary authority to vote for any adjournment of the Annual Meeting to permit the solicitation of additional proxies from the Company’s stockholders. If it is necessary to adjourn the Annual Meeting, no notice of the time and place of the adjourned meeting is required to be given to the Company’s stockholders other than the announcement of such time and place at the Annual Meeting. The affirmative vote of at least a majority of the Common Stock, present or represented in person or by proxy, and voting at the Annual Meeting is required to approve such adjournment.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker “non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Neither abstentions nor broker “non-votes” are counted for purposes of determining the number of shares voting on a particular matter submitted to the stockholders for a vote. Neither abstentions nor broker “non-votes” are treated as having been voted for purposes of determining the approval of any such matter. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker “non-votes” are not considered voted for the particular matter. Abstentions and broker “non-votes” will have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table lists as of February 16, 2004, the number of shares of the Company’s Common Stock beneficially owned by stockholders known by the Company to own more than five percent of such Common Stock outstanding at such date:

	Amount and
	Nature of
Name and Address of	Beneficial		Percent of
Beneficial Owner	Ownership		Class

FMR Corporation	2,480,100	(2)	11.0%
Edward C. Johnson 3d(1)
Abigail P. Johnson(1)
82 Devonshire Street
Boston, MA 02109
Lyman B. Dickerson	2,452,830	(3)	10.9%
Lyman Dickerson Irrevocable Trust,
Dated July 1, 1991
Lyman B. Dickerson Revocable Trust,
Dated September 9, 1996
2855 NW 75th Avenue
Miami, FL 33122
T. Rowe Price Associates, Inc.	2,289,900	(4)	10.1%
T. Rowe Price Small-Cap Stock Fund, Inc.
100 East Pratt Street
Baltimore, MD 21202
Douglas G. Dickerson	1,949,818	(5)	8.6%
Douglas G. Dickerson Revocable Trust,
Dated June 22, 1988
Douglas Dickerson Irrevocable Trust No. 3
Dated July 1, 1991
Richard Dickerson Revocable Trust
Dated March 5, 1993
Richard Dickerson Irrevocable Trust No. 3
Dated July 1, 1991
1204 Kamichi Court
Virginia Beach, VA 23451

	Amount and
	Nature of
Name and Address of	Beneficial	Percent of
Beneficial Owner	Ownership	Class

Advisory Research, Inc.	1,404,600 (6)	6.2%
180 North Stetson Street, Suite 5780
Chicago, IL 60601
Dimensional Fund Advisors Inc.	1,223,595 (7)	5.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90801

(1)	Edward C. Johnson 3d is Chairman of FMR Corporation and owns 12% of its aggregate outstanding voting stock. Abigail P. Johnson is a director of FMR Corporation and owns 24.5% of its aggregate outstanding voting stock. The Johnson family may be deemed to form a controlling group with respect to FMR Corporation.

(2)	Includes 1,064,700 shares of Common Stock held by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corporation, as a result of acting as an investment adviser to various investment companies. Mr. Johnson and FMR Corporation each has sole dispositive power over these 1,064,700 shares; however neither of them has sole power to vote these shares, which resides with the boards of trustees of the investment companies. Also includes 828,900 shares of Common Stock beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corporation, as a result of its service as investment manager for certain institutional accounts. Mr. Johnson and FMR Corp each has sole dispositive and voting power over these 828,900 shares. Also includes 586,500 shares beneficially owned by Fidelity International Limited (“FIL”). FIL has sole dispositive and voting power over these 586,500 shares. Although a partnership controlled by the Johnson family owns 39.89% of the voting stock of FIL, FMR Corporation and FIL have indicated on Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2004 that they are not acting as a group for the purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended, and that they are not required to attribute to each other the beneficial ownership of securities beneficially owned by the other entity. However, FMR Corporation has voluntarily included the shares held by FIL for purposes of such Schedule 13G filing as if they were beneficially owned by FMR Corporation.

(3)	Includes 2,163,250 shares held by the Lyman B. Dickerson Revocable Trust Dated September 9, 1996 (the “Lyman Dickerson Revocable Trust”) and 289,580 shares held by the Lyman Dickerson Irrevocable Trust Dated July 1, 1991 (the “Lyman Dickerson Irrevocable Trust”). Lyman B. Dickerson is the sole Trustee of the Lyman B. Dickerson Revocable Trust and has sole voting and sole dispositive power over all its 2,163,250 shares. Lyman B. Dickerson has no voting power and shared dispositive power over the 289,580 shares held by the Lyman Dickerson Irrevocable Trust. The independent trustee of the Lyman Dickerson Irrevocable Trust, Charles C. Kline, has sole voting power and shared dispositive power as to all 289,580 shares held by the Lyman Dickerson Irrevocable Trust. Lyman B. Dickerson, Douglas G. Dickerson and certain of their affiliates and related parties jointly filed a Schedule 13D with the SEC on February 23, 2004 and a Schedule 13D/ A on March 1, 2004.

(4)	Includes sole voting power as to 350,200 shares and sole dispositive power as to all 2,289,900 shares. T. Rowe Price Associates, Inc. has no shared voting power or shared dispositive power as to any of these shares. T. Rowe Price Small-Cap Stock Fund, Inc. has sole voting power as to 1,150,000 shares and has no shared voting power, sole dispositive power or shared dispositive power as to any of these shares.

(5)	Includes 859,811 shares held by the Douglas G. Dickerson Revocable Trust Dated June 22, 1988 (the “Douglas Dickerson Revocable Trust”); 115,098 shares held by the Douglas Dickerson Irrevocable Trust

No. 3 Dated July 1, 1991 (the “Douglas Dickerson Irrevocable Trust”); 859,811 shares held by the Richard Dickerson Revocable Trust Dated March 5, 1993 (the “Richard Dickerson Revocable Trust”); and 115,089 shares held by the Richard Dickerson Irrevocable Trust No. 3 Dated July 1, 1991 (the “Richard Dickerson Irrevocable Trust”). Mr. Douglas Dickerson has the sole voting and dispositive power as to the 859,811 shares held by the Douglas Dickerson Revocable Trust; has shared voting and dispositive power together with Marguerite W. Dickerson, co-trustee, as to the 859,811 shares held by the Richard Dickerson Revocable Trust; and has shared dispositive power together with Frederick T. Stant, III, independent trustee, as to the 115,098 shares held by the Richard Dickerson Irrevocable Trust and the 115,098 shares held by the Douglas Dickerson Irrevocable Trust. Mr. Douglas Dickerson has no voting power with respect to any shares held by the Richard Dickerson Irrevocable Trust or any shares held by the Douglas Dickerson Irrevocable Trust. Mr. Stant has sole voting power with respect to the 115,098 shares held by the Richard Dickerson Irrevocable Trust and the 115,098 shares held by the Douglas Dickerson Irrevocable Trust. Lyman B. Dickerson, Douglas G. Dickerson and certain of their affiliates and related parties jointly filed a Schedule 13D with the SEC on February 23, 2004 and a Schedule 13D/ A on March 1, 2004.

(6)	Includes sole voting power and sole dispositive power as to all 1,404,600 shares. Advisory Research, Inc. has no shared voting power or shared dispositive power as to any of these shares.

(7)	Includes sole voting power and sole dispositive power as to all 1,223,595 shares. Dimensional Fund Advisors, Inc. has no shared voting power or shared dispositive power as to any of these shares.

      The following table sets forth as of the Record Date the number of shares of the Company’s Common Stock beneficially owned by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table appearing elsewhere in this Proxy Statement, and all directors and executive officers of the Company as a group. Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares.

	Amount and
	Nature of
	Beneficial		Percent of
Name of Beneficial Owner	Ownership (#)		Class

Douglas R. Brown	276,031	(1)	*
Stephen L. Brown	10,229	(2)	*
Lyman B Dickerson	2,452,830	(3)	10.9%
Kathleen F. Feldstein	17,030	(4)	*
Arthur L. Goldstein	762,282	(5)	3.3%
William K. Reilly	10,229	(6)	*
John J. Shields	23,209	(7)	*
Frederick T. Stant, III	230,196	(8)	1.0%
Robert H Temkin	0		—
Daniel I.C. Wang	19,172	(9)	*
Mark S. Wrighton	24,272	(10)	*
Allen S. Wyett	25,000	(11)	*
Edward J. Cichon	61,000	(12)	*
Stephen Korn	135,326	(13)	*
Daniel M. Kuzmak	17,219	(14)	*
Theodore G. Papastavros	208,785	(15)	*
All directors and executive officers as a group (21 persons)	4,417,509	(16)	18.5%

#	The number of shares of Common Stock deemed outstanding as of the Record Date for each individual includes shares of Common Stock outstanding on such date owned by such individual and all shares of Common Stock subject to stock options held by such individual exercisable as of such date or within 60 days after such date.

*	Less than 1%

(1)	Includes 264,000 shares which Mr. Douglas Brown has the right to acquire pursuant to the exercise of stock options.

(2)	Includes 8,000 shares which Mr. Stephen Brown has the right to acquire pursuant to the exercise of stock options.

(3)	Includes 2,163,250 shares held by the Lyman Dickerson Revocable Trust and 289,580 shares held by the Lyman Dickerson Irrevocable Trust. Lyman B. Dickerson is the sole Trustee of the Lyman Dickerson Revocable Trust and has sole voting and sole dispositive power over all its 2,163,250 shares. Lyman B. Dickerson has no voting power and shared dispositive power over the 289,580 shares held by the Lyman Dickerson Irrevocable Trust. The independent trustee of the Lyman Dickerson Irrevocable Trust, Charles C. Kline, has sole voting power and shared dispositive power as to all 289,580 shares held by the Lyman Dickerson Irrevocable Trust.

(4)	Includes 14,000 shares which Ms. Feldstein has the right to acquire pursuant to the exercise of stock options.

(5)	Includes 472,000 shares which Mr. Goldstein has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 7,547 shares held in the Company’s Section 401(k) Stock Savings Plan (the “401(k) Plan”) for the account of Mr. Goldstein. Mr. Goldstein served as Chief Executive Officer until July 1, 2003 and retired from employment with the Company on December 31, 2003.

(6)	Includes 8,000 shares which Mr. Reilly has the right to acquire pursuant to the exercise of stock options.

(7)	Includes 18,500 shares which Mr. Shields has the right to acquire pursuant to the exercise of stock options.

(8)	Represents 115,098 shares held by the Richard Dickerson Irrevocable Trust and 115,098 shares held by the Douglas Dickerson Irrevocable Trust. Mr. Stant, as the independent trustee of each trust, has the sole power to direct the voting, and the shared power to direct the disposition, of the shares of Common Stock held by these trusts. However, he has no pecuniary interest in these shares.

(9)	Includes 16,000 shares which Mr. Wang has the right to acquire pursuant to the exercise of stock options.

(10)	Includes 21,000 shares which Mr. Wrighton has the right to acquire pursuant to the exercise of stock options. Shares are beneficially held by Mark S. Wrighton, trustee of the Mark S. Wrighton Revocable Trust U/ A dated September 4, 1998.

(11)	Includes 21,000 shares which Mr. Wyett has the right to acquire pursuant to the exercise of stock options.

(12)	Represents 61,000 shares which Mr. Cichon has the right to acquire pursuant to the exercise of stock options.

(13)	Includes 132,500 shares which Mr. Korn has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 1,603 shares in the 401(k) Plan for the account of Mr. Korn.

(14)	Includes 16,000 shares which Mr. Kuzmak has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 1,219 shares in the 401(k) Plan for the account of Mr. Kuzmak.

(15)	Includes 144,000 shares which Mr. Papastavros has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 5,125 shares in the 401(k) Plan for the account of Mr. Papastavros. Mr. Papastavros resigned from employment with, and as an executive officer of, the Company at the end of 2003.

(16)	Assumes exercise of options held by the group for all 1,249,600 shares and that such shares are outstanding.

      The information provided in the above footnotes concerning beneficial ownership in the 401(k) Plan is derived from Plan information as of February 17, 2004.

EXPLANATION OF AGENDA FOR THE MEETING

Proposal 1.     Election of Directors.

      The Company has a Board of Directors currently consisting of four Class I Directors, four Class II Directors and four Class III Directors. Robert H. Temkin was elected by the Board of Directors as a Class III Director effective March 12, 2004. The terms of the Class III Directors will expire at the Annual Meeting. The Class I Directors and Class II Directors currently in office will serve until the annual meeting of stockholders to be held in 2005 and 2006, respectively, and until their respective successors are duly elected and qualified (or until the director’s earlier resignation or removal). At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

      At a meeting on March 11, 2004, the Board of Directors fixed the total number of Directors at twelve, consisting of four Class I Directors, four Class II Directors and four Class III Directors. Arthur L. Goldstein, currently a Class I Director and Chairman of the Board of Directors, has announced that he will resign from the Board of Directors following the Annual Meeting. Mr. Goldstein served as Chief Executive Officer of the Company until July 1, 2003 and retired from employment with the Company on December 31, 2003.

      It is the intention of the persons authorized by the enclosed Proxy, which is solicited by the Board of Directors, to nominate and elect the four persons named in the table below as Class III Directors, pursuant to the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors.

      Proxies may not be voted for a greater number of persons than the number of nominees named below. To be elected, each nominee must receive the affirmative vote of a plurality of the issued and outstanding shares of the Common Stock represented in person or by Proxy at the Annual Meeting and entitled to vote. The Board of Directors unanimously recommends a vote FOR all the nominees listed below.

      The following table shows, for each nominee, his principal occupation since January 1, 1999 and present positions with the Company, period of past service as a Director, age on March 1, 2004, and directorships of other public companies (i.e., companies subject to the reporting requirements of the Securities Exchange Act of 1934 or registered as investment companies under the Investment Company Act of 1940):

Principal Occupation
(since January 1, 1999)
	Present Positions with the Company	Period of Past
	and Directorships	Service as a
Name and Age	of Other Public Companies	Director

Directors Whose Terms Expire in 2004 (Class III Directors)

Stephen L. Brown (66)*•	Retired Chairman and Consultant, John Hancock Financial Services, Inc. (since June 2001); Chairman and Chief Executive Officer, John Hancock Financial Services, Inc. (August 1999-June 2001); previously Chairman and Chief Executive Officer, John Hancock Life Insurance Company.	since 2000

William K. Reilly (64)#•	President and Chief Executive Officer, Aqua International Partners, L.P. (private equity water fund); director, Conoco Philips, Inc., E. I. DuPont de Nemours and Company, and Royal Caribbean International.	since 2000

Robert H. Temkin (60)*	Private practice in litigation advisory and related services since July 1, 2002; previously, partner, Assurance and Advisory Business Services, Ernst & Young LLP (January 1, 1997-June 30, 2002).	since March 12, 2004

Allen S. Wyett (70)#	President, AW Management, Inc. (real estate management).	since 1992

*  Member of Audit Committee

# Member of Compensation Committee

• Member of Nominating and Corporate Governance Committee

      Mr. Temkin was recommended to the Nominating and Corporate Governance Committee by the Company’s Chief Executive Officer.

      The following tables contain similar information about the Class I and Class II Directors of the Company, whose terms of office do not expire at the Annual Meeting and who consequently are not nominees for election in 2004.

Principal Occupation
(since January 1, 1999)
	Present Positions with the Company	Period of Past
	and Directorships	Service as a
Name and Age	of Other Public Companies	Director

Directors whose Terms Expire in 2005 (Class I Directors)

Douglas R. Brown (49)	President (since April 1, 2003) and Chief Executive Officer (since July 1, 2003) of the Company; formerly President and Chief Executive Officer, Advent International Corp. (registered investment advisor) (January 1996-December 2002); director, Advent International Corp. and Aspen Technology, Inc.	since 1996

Kathleen F. Feldstein (63)*•	President, Economic Studies, Inc. (private economic consulting firm); director, Bank of America Corp., BellSouth Corporation, and Knight-Ridder, Inc.	since 1997

Arthur L. Goldstein (68)	Chairman of the Board; formerly Chief Executive Officer of the Company (1971-June 30, 2003); director, Cabot Corporation and State Street Corporation.	since 1971

Frederick T. Stant, III (59)**	Attorney; shareholder, director and Vice President, Williams Mullen, Virginia Beach, VA (law firm) since June 1999; shareholder, director and officer, Clark & Stant, P.C. (law firm), 1975-June 1999.	since February 2004

 * Member of Audit Committee

 • Member of Nominating and Corporate Governance Committee

**	Elected as a director pursuant to the terms of a Stockholders Agreement dated as of February 13, 2004 between the Company and the other parties thereto, pursuant to which the Investor Group (as defined therein) is entitled to designate two directors to be appointed to the Board.

Principal Occupation
(since January 1, 1999)
Present Positions with the Company
	and Directorships	Period of Past Service
Name and Age	of Other Public Companies	as a Director

Directors Whose Terms Expire in 2006 (Class II Directors)

Lyman B. Dickerson (59)**	Vice President, Water Systems Division of the Company since February 17, 2004; President of Ecolochem, Inc. and Ecolochem International, Inc. since 1973.	since February 2004

John J. Shields (65)#	General Partner, Boston Capital Ventures (venture capital).	since 1988

Daniel I.C. Wang (68)*	Institute Professor, Massachusetts Institute of Technology.	since 1997

Mark S. Wrighton (54)#	Chancellor, Washington University, St. Louis, MO; director, Helix Technology Corporation, Cabot Corporation, and A.G. Edwards, Inc.	since 1993

  # Member of Compensation Committee

*	Member of Audit Committee

**	Elected as a director pursuant to the terms of a Stockholders Agreement dated as of February 13, 2004 between the Company and the other parties thereto, pursuant to which the Investor Group (as defined therein) is entitled to designate two directors to be appointed to the Board.

      If, at the time of the Annual Meeting, any of the above-named nominees is unable to serve, a circumstance which is not anticipated, and if the enclosed Proxy confers discretionary authority, the persons named in the Proxy will either vote for such substitute nominee(s) as may be designated by the Board of Directors or will vote for a reduction in the number of directors, as determined by the Board.

Information on the Board of Directors and its Committees

General

      The Board of Directors held twelve meetings and took action twice by written consent in 2003. The Board has three standing Committees: the Audit Committee, which held ten meetings in 2003; the Compensation Committee, which met once and took action four times by written consent in 2003; and the Nominating and Corporate Governance Committee, which met once in 2003. These committees are composed entirely of independent directors. Stephen L. Brown serves as Chairman of the Audit Committee, Allen S. Wyett serves as Chairman of the Compensation Committee, and Kathleen F. Feldstein serves as Chairperson of the Nominating and Corporate Governance Committee. Each director identified on pages 7 through 9 who served on the Board in 2003 attended 75% or more of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all Committees of the Board on which such director served.

Board Committees

      The Audit Committee, of which Stephen L. Brown, Kathleen F. Feldstein, Robert H. Temkin and Daniel I.C. Wang are currently members, assists the Company’s Board of Directors in its oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent auditors; (iv) the performance of the Company’s internal audit function; and (v) the performance of the Company’s independent auditors. The Audit Committee also prepares the report required by SEC rules to be included in the Company’s annual proxy statement and performs an annual evaluation of its own performance.

      The Audit Committee is responsible for appointing, replacing, compensating and overseeing the Company’s independent auditors. The Committee also approves the arrangements for, and reviews the results of, the auditors’ examination of the Company’s books and records and reviews the activities and recommendations of the Company’s internal auditors. The Committee discusses the Company’s annual audited financial statements and quarterly financial statements with management and the Company’s independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as well as the Company’s earnings press releases. It also reviews the Company’s accounting policies, risk assessment and risk management policies, control systems and compliance activities. In carrying out its oversight responsibilities, the Audit Committee relies on the expertise and knowledge of management, the internal auditors, and the independent auditors. The Audit Committee operates under a written charter that was amended by the Board of Directors in March 2004, a copy of which is attached to this Proxy Statement as Appendix A and is posted on the Company’s website (www.ionics.com) under the “About Ionics — Governance” caption. The Report of the Audit Committee begins on page 27.

      The Compensation Committee, of which Allen S. Wyett, William K. Reilly, John J. Shields and Mark S. Wrighton are currently members, is responsible for discharging the Board’s responsibilities with respect to all forms of compensation of the Company’s executive officers, administering the Company’s equity incentive plans, and producing an annual report on executive compensation for use in the Company’s proxy statement. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to CEO (and other executive officer) compensation, and together with other independent directors evaluates the CEO’s performance in light of these goals and objectives. The Compensation Committee approves all equity-based grants under the Company’s existing equity plans, and has the responsibility to review, and make recommendations to the Board with respect to, adopting and amending the Company’s cash-based and equity-based incentive compensation plans and arrangements for executive officers. The Compensation Committee also performs an annual evaluation of its own performance. The Compensation Committee’s charter is posted on the Company’s website (www.ionics.com) under the “About Ionics — Governance” caption. The Report of the Compensation Committee begins on page 25.

      The Nominating and Corporate Governance Committee, of which Kathleen F. Feldstein, Stephen L. Brown and William K. Reilly are currently members, is responsible for (i) assisting the Board by identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the annual meeting of stockholders and to fill vacancies on the Board; (ii) developing and recommending to the Board the Corporate Governance Principles applicable to the Company; (iii) overseeing the annual review of the Board’s performance, and establishing procedures for the annual evaluation of management’s performance; and (iv) performing an annual evaluation of its own performance. The Nominating and Corporate Governance Committee also is responsible for recommending the form and content of independent director compensation to the Board, identifying and recommending appropriate directors to serve on each Committee, and overseeing the process for establishing CEO succession procedures. The specific responsibilities of the Nominating and Corporate Governance Committee are identified in its charter, which is posted on the Company’s website (www.ionics.com) under the “About Ionics — Governance” caption.

 Director Compensation

      Each director who is not an employee of the Company receives an annual retainer of $15,000, plus a fee of $2,000 for each regular meeting of the Board of Directors attended in person and a fee of $1,000 for each regular meeting of the Board of Directors participated in by telephone. In addition, each non-employee director who is a member of a committee of the Board of Directors also receives a fee of $2,000 for each meeting of the committee attended in person and a fee of $1,000 for each meeting of the committee participated in by telephone.

      In August 1998, the Board of Directors adopted the 1998 Non-Employee Directors’ Fee Plan (“Fee Plan”). The Fee Plan permits non-employee directors to elect to receive payment of the annual retainer fee in cash or in Common Stock. The valuation of the Common Stock is based on the last reported sales price of the Common Stock on the NYSE on the trading date next preceding the date of the Board meeting at which payment will be made. Annual retainer fees are paid in two equal annual installments.

      Under the Company’s 1986 Stock Option Plan for Non-Employee Directors (the “1986 Director Plan”) which expired on December 31, 2002, each person who is not an employee of the Company or any of its subsidiaries and who is elected a director of the Company was automatically entitled to receive an option for 2,000 shares of Common Stock upon his or her initial election (or, if elected by the Board of Directors, at the time of the next annual meeting of stockholders), and an option to acquire 2,000 additional shares of Common Stock upon completion of each next successive year in office. Options granted under the 1986 Director Plan have an exercise price equal to the fair market value on the date of grant, do not become exercisable until the expiration of six months from the date of grant, and thereafter may be exercised only during certain “window” periods. Options granted under the 1986 Director Plan expire ten years after the date of grant, and terminate 30 days after the holder ceases to be a director, or 90 days following a director’s death. Options for 92,500 shares of Common Stock were outstanding as of December 31, 2003 under the 1986 Director Plan.

      In February 2003, the Board of Directors adopted the 2003 Non-Employee Directors Stock Option Plan (the “2003 Directors Plan”). In May 2003, the stockholders of the Company approved the 2003 Directors Plan. Under the 2003 Directors Plan, each person who is not an employee of the Company or any of its subsidiaries and was elected a director of the Company at its 2003 Annual Meeting, or continued as a member of the Board of Directors following the 2003 Annual Meeting, was granted an option to acquire 4,000 shares of Common Stock and will be granted an additional option to acquire 2,000 shares upon the completion of each next successive year in office. Additionally, each eligible director who is initially elected as a director after the 2003 Annual Meeting will be granted an option to acquire 2,000 shares of Common Stock and an additional option to acquire 2,000 shares upon the completion of each next successive year in office. A non-employee director who assumes office other than at the time of the Company’s annual meeting of stockholders will be treated for the purposes of option grants under the 2003 Directors Plan as having been first elected as a director at the annual meeting of stockholders next following his or her assumption of office. Options granted under the 2003 Directors Plan have an exercise price equal to the fair market value on the date of grant and do not become exercisable until the expiration of six months from the date of grant. Options under the 2003 Directors Plan expire ten years after the date of grant. In the event a holder ceases to be a director (including by reason of death or disability), all unvested options will terminate immediately and all vested options will terminate 24 months from the date the holder ceases to be a director. Additionally, no portion of an option may be exercised if a director resigns or is removed for any of the following reasons; (i) disloyalty, gross negligence, dishonesty or breach of his or her fiduciary duty to the Company; (ii) the commission of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company which results in loss, damage or injury to the Company, whether directly or indirectly; (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer of the Company to break a contract with the Company; or (v) the conduct of any activity on behalf of any organization or entity which is a competitor of the Company (unless such conduct is approved by a majority of the members of the Board of Directors). Options for 28,000 shares of Common Stock are currently outstanding under the 2003 Directors Plan.

Board Retirement Policy

      The Board of Directors has adopted a retirement policy which requires that any person serving as a director of the Company will voluntarily resign his or her position as a director upon reaching the age of 75. Directors in office when the policy was adopted in August 2000 were permitted to continue to serve for the remainder of their terms even if they were already 75 years of age at the time or would turn 75 prior to the expiration of their then-current term. The policy permits the Board of Directors to waive the policy in special circumstances.

Board Stock Ownership Guidelines

      In May 1999, the Board of Directors adopted a guideline for stock ownership by non-employee directors. The “sense of the Board” is that each non-employee director undertake to acquire Common Stock valued at three times the annual retainer fee (now $15,000), measured at the time(s) the investment is made, over approximately a three-year period.

Corporate Governance Matters and Communications with the Board

      Starting in 2003, the Board of Directors and the Nominating and Corporate Governance Committee undertook a comprehensive review of the Company’s committee charters and overall corporate governance structures in light of the Sarbanes-Oxley Act of 2002, and new rules adopted by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). On March 11, 2004, the Board approved Corporate Governance Guidelines for the Company. These Guidelines institute certain requirements of the Sarbanes-Oxley Act and the new SEC and NYSE rules, and document certain policies and procedures already being applied by the Board. The Guidelines are posted on the Company’s website (www.ionics.com) under the “About Ionics — Governance” section and address a number of governance items, such as Board size and membership criteria; director responsibilities; change in director status; retirement of directors; director compensation; lead independent director; committees; executive sessions of independent directors; Board access to management and others; director orientation and continuing education; management succession; annual performance evaluation of the Board; and stockholder communications to the Board.

      The Board determined at a meeting on March 11, 2004 that each of Stephen L. Brown, Kathleen F. Feldstein, William K. Reilly, John J. Shields, Robert H. Temkin, Daniel I.C. Wang, Mark S. Wrighton and Allen S. Wyett meet the independence standards set forth in all applicable SEC and NYSE rules and regulations and is free of any relationship that would interfere with his or her exercise of independent judgment.

      Also at the March 11, 2004 Board meeting, the Board selected Stephen L. Brown to serve as the lead independent director. As such, Mr. Brown is responsible for setting the agenda for executive sessions of independent directors and presiding at such meetings. In addition, the Board on that date appointed Stephen L. Brown to the position of Chairman of the Board, effective upon Mr. Goldstein’s resignation following the Annual Meeting.

      The Company has adopted a code of ethics entitled “Ethics at Work — Ionics’ Code of Conduct” applicable to all the Company’s employees, including its Chief Executive Officer, Chief Financial Officer, and Corporate Controller. The code of ethics is posted on the Company’s website under the “About Ionics — Governance” caption, and the Company will provide a paper copy to any shareholder upon written request. To request a paper copy, please contact Stephen Korn, Clerk, Ionics, Incorporated, 65 Grove Street, Watertown, MA 02472-2882, (617) 926-2500.

      The Board of Directors maintains a process for stockholders, employees, and other interested parties to communicate with the Board of Directors, the lead independent director, and/or the Audit Committee. Any interested party may e-mail or write either the Board of Directors, the lead independent director or the Audit Committee as more fully described in the Company’s website (www.ionics.com) under the “About Ionics — Governance” caption.

      Because director attendance at the Company’s Annual Meeting can provide the Company’s stockholders with an opportunity to communicate with Board members about issues affecting the Company, the Company encourages its directors to attend the Annual Meeting. In 2003, all of the Company’s directors attended the annual meeting.

Nominating and Corporate Governance Committee Processes

      The Nominating and Corporate Governance Committee (the “Nominating Committee”) is comprised of three non-employee directors, all of whom are independent under NYSE standards. The Nominating Committee identifies, investigates and recommends possible directors to the Board with the goal of creating a balance of knowledge, experience and diversity. Generally, the Nominating Committee identifies candidates through the business and other organization networks of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company’s businesses. It is the Board’s policy that at all times at least a majority of its members meet the standards of independence promulgated by the NYSE and the SEC and that all members reflect a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, leadership and corporate governance, and business or technical backgrounds sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending all Board and applicable Committee meetings.

      The Nominating Committee will consider director candidates recommended by stockholders in accordance with the procedures set forth in Article VII of the Company’s By-Laws. Those procedures require a stockholder to notify the Company’s Clerk of a proposed nominee not less than 80 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, except that if an annual meeting is called for a date more than 60 days prior to the anniversary date of the preceding year’s meeting, a notice from a stockholder must be received by the Clerk not later than the close of business on the 20th day following the day on which notice of the meeting date was mailed, or public disclosure of the date of the meeting was made, whichever first occurs. The notice to the Clerk should include the following:

•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class and number of shares of the Company, if any, beneficially owned by the nominee;

•	The consent of the nominee to serve as a director if so elected;

•	The name and address of the stockholder as they appear on the Company’s books;

•	The class and number of shares of Company stock beneficially owned by the stockholder as of the record date for the annual meeting (if this date has been announced) and as of the date of the notice;

•	The dates on which the stockholder acquired stock in the Company and documentary support for his or her beneficial ownership;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A representation that the stockholder (and any party on whose behalf the stockholder is acting) is qualified to have such individual serve as the nominee of the stockholder, together with copies of any notification, filings, orders or other actions by any governmental authority which might be required for such stockholder (and any other party on whose behalf the stockholder is acting) to be so qualified;

•	A description of all arrangements or understandings between the stockholder and the nominee and any other persons; and

•	Any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors.

      Candidates recommended by the Company’s stockholders are evaluated on the same basis as candidates recommended by the Company’s directors or management.

Proposal 2.	Selection of an Auditor

      The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent public accountants, as auditors for the fiscal year ending December 31, 2004. The ratification of this selection is not required under the laws of Massachusetts, where the Company is incorporated, but the Board of Directors of the Company believes it is sound policy and in the best interests of the stockholders to do so. In the event a majority of the votes cast are against the selection of PricewaterhouseCoopers LLP, the Audit Committee will consider the vote and the reasons therefor in future decisions on the selection of an auditor for the Company.

      A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions from stockholders who are present at the meeting.

The Board of Directors unanimously recommends a vote FOR the ratification of this selection.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table provides summary information concerning the annual and long-term compensation paid to or earned by the Company’s current and former Chief Executive Officers and each of the four most highly compensated executive officers of the Company’s other than the Chief Executive Officer, who were serving as executive officers as of December 31, 2003 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
						Awards

						Restricted	Securities	All Other
		Annual Compensation				Stock	Underlying	Compensation(2),(3)
Name and						Awards	Options/SARs
Principal Position	Year	Salary($)		Bonus($)		($)	(#)(1)	($)

Douglas R. Brown	2003	300,000	(4)	300,000	(5)	0	500,000 (6)	2,000 (7)
President since April 1, 2003 and Chief Executive Officer since July 1, 2003

Arthur L. Goldstein	2003	600,000		0		0	0	4,340,423 (8)
President until April 1,	2002	600,000		1,500,000	(9)	0	80,000	114,344
2003 and Chief	2001	550,000		0		0	0	51,724
Executive Officer until
July 1, 2003

Theodore G. Papastavros	2003	275,000		35,000	(9)	0	0	653,345
Executive Vice	2002	260,000		200,000	(9)	0	40,000	21,426
President and	2001	220,000		0		0	0	10,923
Treasurer until
January 1, 2004

Stephen Korn	2003	275,000		50,000	(9)	0	0	4,982
Vice President,	2002	260,000		200,000	(9)	0	32,500	10,546
General Counsel and	2001	220,000		0		0	0	5,378
Clerk

Daniel M. Kuzmak(3)	2003	250,000		150,000	(9)	0	0	8,149
Vice President and	2002	250,000		100,800	(9)	0	5,000	9,000
Chief Financial Officer	2001	250,000		100,000		0	25,000	36,915

Edward J. Cichon	2003	247,500		90,000	(9)	0	0	1,479
Vice President,	2002	240,000		80,000	(9)	0	35,000	1,479
Equipment Business	2001	220,000		0		0	0	1,894
Group

(1)	Options granted under the Company’s 1997 Stock Incentive Plan (the “1997 Plan”), except for the Inducement Option granted to Mr. Brown. Each option is exercisable for one share of the Company’s Common Stock, which may be purchased upon exercise with either cash or the Company’s Common Stock. The options granted under the 1997 Plan have a duration of ten years, and are exercisable in 20% installments annually commencing on the first anniversary of the date of grant, except that if an option holder retires from employment at or after the age of 65, all option shares become exercisable irrespective of the installment schedule. Options may not be transferred by an option holder (other than by will or by the laws of descent and distribution or pursuant to a valid domestic relations order), and may be exercised only while the holder is an employee or within a certain period of time after termination of employment as provided in the option agreement relating to such options. For information regarding recent amendments to the 1997 Plan, see “Stock Plans” on page 21.

(2)	Except as otherwise described in these footnotes, comprised of (a) the Company’s matching contributions to the Named Executive Officer’s account in the 401(k) Plan, available to all employees after an eligibility period, and/or (b) amounts accrued under the Company’s Supplemental Executive Retirement Plan, described below following the Pension Plan Table. Matching 401(k) Plan contributions in 2003 for the Named Executive Officers in their order of presentation were $0, $6,000, $6,000, $900, $6,000, and $0, respectively. Amounts accrued under the Supplemental Executive Retirement Plan for the Named Executive Officers in 2003 were $0, $3,434,423, $647,345, $4,082, $2,149, and $1,479, respectively. Employees may elect to contribute to the 401(k) Plan from 1% to 12% of the amount that they would otherwise receive as cash compensation, and the contributed amounts, subject to certain limitations, are not subject to current federal income taxes. Amounts contributed to the 401(k) Plan are invested at the direction of the employee in shares of the Company’s Common Stock or in shares of one or more of seven mutual funds. The Company contributes to the 401(k) Plan, for the individual accounts of the participants in the 401(k) Plan, an amount equal to 50% of the amount each participant has elected to invest, up to 6% of compensation, in the Company’s Common Stock. Matching amounts are invested entirely in the Company’s Common Stock. The contributions by the Company for any one calendar year cannot exceed an aggregate maximum amount fixed from time to time by the Board of Directors.

(3)	Mr. Kuzmak commenced his employment with the Company on January 11, 2001. The $100,000 bonus paid in 2001 was a signing bonus in the form of a loan, 25% of which was forgiven on the first anniversary of his commencement of employment, and the balance of which was forgiven on the second anniversary. “All Other Compensation” for Mr. Kuzmak in 2001 includes $33,445 paid to Mr. Kuzmak for certain relocation expenses incurred in connection with the sale of his previous home and purchase of his current home, household storage costs and temporary living expenses.

(4)	Mr. Brown’s annual salary level in 2003 was $400,000.

(5)	Minimum guaranteed bonus for 2003.

(6)	Inducement Option granted to Mr. Brown on April 1, 2003. See page 21 for a description of the terms of Mr. Brown’s option grant.

(7)	Represents Board of Directors meeting fees paid to Mr. Brown as a non-employee director prior to April 1, 2003.

(8)	In addition to a $6,000 matching 401(k) contribution, “All Other Compensation” for Mr. Goldstein consists of the following accruals in 2003 for the benefit of Mr. Goldstein in connection with his retirement from employment effective December 31, 2003: SERP, $3,434,423; consulting fee, $200,000; five-year office allowance, $500,000; and post-retirement medical benefits, $200,000.

(9)	At a meeting in February 2002, the Compensation Committee deferred consideration of a bonus for executive officers relating to the gain realized by Ionics on the sale of its bottled water business (Aqua Cool) to Nestle N.A. (effective December 31, 2001) until the final purchase price adjustments in connection with the transaction were determined. On March 18, 2003, after the final purchase price had been determined in accordance with the divestiture agreements, resulting in a total net pre-tax gain to Ionics of $111 million, the Committee authorized discretionary bonuses in connection with that transaction to Mr. Goldstein and certain other executive officers, as reflected in the Summary Compensation Table with respect to fiscal 2002. Mr. Goldstein’s bonus was paid in part in 2003 and the remainder in 2004. Bonuses awarded with respect to fiscal 2003 reflected final Aqua Cool bonus adjustments and were paid out of the remaining transaction bonus accrual.

Stock Option Grants

      The following table provides information concerning the grant of stock options (also reported in the Summary Compensation Table) during the fiscal year ended December 31, 2003 to the Named Executive Officers. No stock appreciation rights (“SARs”) were granted during fiscal 2003.

Option Grants in 2003(1)

					Potential
					Realizable Value
	Number of				at Assumed
	Securities				Annual Rates
	Underlying	Percentage of			of Stock Price
	Options	Total Options			Appreciation for
	Granted(1)	Granted to			Option Term(2)
	(Shares of	Employees in	Exercise Price	Expiration
	Common Stock)	Fiscal 2003	($/Share)	Date	5%($)	10%($)

Douglas R. Brown	500,000	71%	16.16	4/1/2013	5,081,469	12,877,439
Arthur L. Goldstein	0	—	—	—	—	—
Theodore G. Papastavros	0	—	—	—	—	—
Stephen Korn	0	—	—	—	—	—
Daniel M. Kuzmak	0	—	—	—	—	—
Edward J. Cichon	0	—	—	—	—	—

(1)	Inducement Option granted to Mr. Brown on April 1, 2003. See page 21 for a description of the terms of the Inducement Option.

(2)	Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date and are not intended to forecast possible future appreciation, if any, in the price of the Company’s Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares of Common Stock. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the option holder’s continued employment through the period that exercise rights vest and the date on which the options are exercised.

Stock Option Exercises

      The following table provides information, with respect to the Named Executive Officers listed in the Summary Compensation Table, concerning the exercise of options during, and holdings of unexercised options at the end of, fiscal year 2003.

Aggregated Option Exercises in Fiscal 2003

and Fiscal Year-End Option Values(1)

	(I)	(II)				(IV)
			(III)
						Value of Unexercised
			Number of Securities			In-The-Money
	Shares		Underlying Unexercised			Options at
	Acquired		Options at Fiscal			Fiscal Year-End(2)
	On	Value	Year-End			($)
	Exercise	Realized(2)
Name	(#)	($)	Exercisable		Unexercisable	Exercisable	Unexercisable

Douglas R. Brown	0	—	139,000	(3)	375,000	2,130,529	5,747,831
Arthur L. Goldstein	100,000	310,074	458,000		92,000	2,212,182	444,368
Theodore G. Papastavros	15,000	48,291	137,500		45,000	767,570	251,205
Stephen Korn	9,000	34,821	126,000		39,000	698,403	216,172
Daniel M. Kuzmak	0	—	11,000		19,000	40,123	69,303
Edward J. Cichon	0	—	55,000		40,000	429,926	312,674

(1)	All options exercised by Named Executive Officers in 2003 were issued under the now-terminated 1979 Plan. Each option granted under the 1979 Stock Option Plan (the “1979 Plan”) is exercisable with either cash or the Company’s Common Stock. Options granted under the 1979 Plan have a duration of ten years and one day and are fully exercisable. Options granted under the 1979 Plan may not be transferred by an option holder (other than by the laws of descent or distribution), and may be exercised only while the holder is an employee of the Company or of a subsidiary, or within a certain period of time after involuntary termination of employment as provided in the option agreement relating to such options. Options held by the Named Executive Officers at year-end were issued under both the 1979 Plan and the 1997 Plan (except for Mr. Brown’s Inducement Option for 500,000 shares). For information about recent amendments to the 1997 Plan and the 1979 Plan, see “Stock Plans” on page 21.

(2)	Calculated as the difference between the closing price of the Company’s Common Stock, as reported on the date of option exercise (or the sales price on such date if the individual sold on the exercise date) and the exercise price of the options(s) (Column II), and as the difference between the closing price of the Company’s Common Stock, as reported on December 31, 2003 ($31.85 per share), and the exercise price of the option(s) (Column IV).

(3)	Includes options for 14,000 shares of Common Stock granted to Mr. Brown between 1996 and 2002 under the 1986 Director Plan.

Pension Plan

      Employees of the Company and its domestic divisions and subsidiaries (except for employees of the Fabricated Products Group, based in Bridgeville, Pennsylvania, who participate in a defined contribution pension plan) may at their election participate in the Company’s defined benefit retirement plan (the “Retirement Plan”) after attaining age 21 and completing one year of service. On December 30, 2003, the Board of Directors authorized management to close the Retirement Plan to new participants, effective January 1, 2004. No benefits vest under the Retirement Plan until an employee has five years of participation

(or reaches age 65 with fewer than five years of participation), at which time the employee becomes 100% vested. An employee must contribute at least 1% of base salary in order to accrue benefits under the Retirement Plan. The benefits payable upon retirement vary with the years of service and level of compensation while participating in the Retirement Plan. Upon retirement, participants also receive the total of their own contributions to the Retirement Plan plus the earnings thereon. The following table shows the estimated annual Company-provided pension benefits payable to an executive officer or other participant at normal retirement age (age 65) in the Retirement Plan:

PENSION PLAN TABLE

(ESTIMATED ANNUAL BENEFITS
FOR YEARS OF CREDITED
SERVICE INDICATED)

	Years of Service
Base Salary at
Retirement Date(1)	5	10	15	20	25	30	35	40

$50,000	$3,125	$6,250	$9,375	$12,302	$15,180	$18,057	$20,935	$23,812
$75,000	$4,688	$9,375	$14,063	$18,552	$22,992	$27,432	$31,872	$36,312
$100,000	$6,250	$12,500	$18,750	$24,802	$30,805	$36,807	$42,810	$48,812
$125,000	$7,813	$15,625	$23,438	$31,052	$38,617	$46,182	$53,747	$61,312
$150,000	$9,375	$18,750	$28,125	$37,302	$46,430	$55,557	$64,685	$73,812
$175,000	$10,625	$20,250	$31,188	$41,927	$52,617	$63,307	$73,997	$84,687
$200,000	$11,250	$20,875	$33,375	$45,677	$57,930	$70,182	$82,435	$94,687
$300,000	$11,250	$20,875	$34,577	$46,879	$59,131	$71,384	$83,636	$95,889
$400,000	$11,250	$20,875	$34,577	$46,879	$59,131	$71,384	$83,636	$95,889
$500,000	$11,250	$20,875	$34,577	$46,879	$59,131	$71,384	$83,636	$95,889
$600,000	$11,250	$20,875	$34,577	$46,879	$59,131	$71,384	$83,636	$95,889
$700,000	$11,250	$20,875	$34,577	$46,879	$59,131	$71,384	$83,636	$95,889
$800,000	$11,250	$20,875	$34,577	$46,879	$59,131	$71,384	$83,636	$95,889

(1)	Effective January 1, 2000, under Section 401(a)(17) of the Internal Revenue Code, no more than $170,000 of cash compensation may be taken into account in calculating benefits under the Retirement Plan. This level was increased to $200,000 effective January 1, 2002. The benefits set forth in the table above reflect the compensation limit for the 2003 plan year, which remained at $200,000. Table assumes that the current salary was in effect for all prior years.

      Under the terms of the Retirement Plan, only the amount shown as “Salary” in the Summary Compensation Table is covered under “Base Salary” above. The fixed monthly retirement benefit of an officer retiring at normal retirement age (assuming payment is made on a life annuity basis) is determined by the following formula: (i) for years prior to January 1, 1989, one half of one percent (0.5%) of the first $550 of base monthly salary as of January 1, 1996, plus one and one-quarter percent (1.25%) of the balance of base monthly salary as of that date, that sum being multiplied by the number of prior years of service; plus (ii) for calendar years 1989 through 1996, one and one-quarter percent (1.25%) of base monthly salary as of January 1, 1996; plus (iii) for each year after December 31, 1996, one and one-quarter percent (1.25%) of base monthly salary as of January 1st of that year. Fixed retirement benefits are not subject to deduction for Social Security benefits or other benefits received by officers. This calculation reflects an amendment to the Retirement Plan adopted by the Board of Directors on November 14, 2002 and effective as of January 1, 2003. The amendment effected a prior period update to January 1, 1996, so that the base monthly salary for participants in the Retirement Plan at each January 1 prior to January 1, 1996 was deemed to be the same as it was on January 1, 1996.

      The Named Executive Officers have been credited with the following years of service, and would receive the following estimated annual benefits at normal retirement age (65), or at December 31, 2003 if the individual is currently older than 65, under the Retirement Plan: Mr. Brown, 0.75 years, $0; Mr. Goldstein, 43.6 years, $97,576; Mr. Papastavros, 48.3 years, $89,122; Mr. Korn, 14.3 years, $45,651; Mr. Kuzmak, 3.0 years, $40,488; and Mr. Cichon, 5.5 years, $50,346.

      In 1996, the Board of Directors adopted a Supplemental Executive Retirement Plan for officers and key employees of the Company (“SERP”). The purpose of the SERP is to permit officers and other key employees whose Base Salary exceeds the maximum pay upon which retirement benefits may be accrued in any year to accrue retirement benefits on Base Salary in excess of that amount, equivalent to the benefits that would have been accrued under the Retirement Plan if Base Salary levels over that amount could be taken into account in calculating benefits under the Retirement Plan. The SERP is administered by the Compensation Committee of the Board of Directors. On March 27, 2003, the Board of Directors, upon the recommendation of the Compensation Committee, amended the SERP to provide a “floor” benefit to participants in the SERP who retire after long service with the Company. To qualify for the floor benefit, a participant must retire after reaching age 60 and with a combination of age and service “points” equal to or greater than 90. A participant is credited with age “points” equal to his or her age at retirement and service “points” equal to his or her years of employment with the Company. The floor benefit is available to SERP participants who are full-time employees of the Company as of April 1, 2003 and who retire with at least 90 points. The floor benefit (an annual sum to be paid following retirement) is equal to 1.2% times the participant’s highest average pay (HAP) times years of service. HAP consists of the average of the five highest years of base pay in the participant’s final 10 years of employment with the Company plus the average of the five highest bonuses earned with respect to the participant’s final 10 years of employment with the Company (the base pay and bonus averages will be calculated independently). Amounts payable under the Retirement Plan will be offset against the amounts payable under the SERP.

      The Named Executive Officers would receive the following estimated annual benefits under the SERP at normal retirement age or at December 31, 2003 if the individual is currently older than 65: Mr. Brown, $0; Mr. Goldstein, $433,043; Mr. Papastavros, $92,880; Mr. Korn, $9,415; Mr. Kuzmak, $10,591; and Mr. Cichon, $10,534. The annual benefit payable to Mr. Goldstein and to Mr. Papastavros, and the amounts accrued for their respective benefits under the SERP in 2003 shown in the Summary Compensation Table on page 15, reflect the floor benefit resulting from their long service with the Company.

      On December 30, 2003, the Board of Directors authorized management to take action to “freeze” the accrual of any future benefits under the Retirement Plan and under the SERP, as of a date to be determined, and to close the Retirement Plan and the SERP to new participants, effective January 1, 2004. On February 13, 2004, the Company notified the participants in the Retirement Plan that no further benefits would accrue under the Retirement Plan after March 31, 2004. The estimated annual benefits under the Retirement Plan and the SERP to be paid to Named Executive Officers who will retire after 2003 are calculated on the assumption of no freeze in benefit accruals prior to retirement.

Equity Compensation Plan Information

	(a)	(b)	(c)

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))

Equity compensation plans approved by security holders	2,944,617	$27.66	2,263,063
Equity compensation plans not approved by security holders	700,000	$17.83	0

Total	3,644,617	$25.77	2,263,063

      The options, warrants and rights not granted pursuant to plans approved by security holders were inducement non-qualified stock options granted to Douglas R. Brown and John F. Curtis, respectively (each an “Inducement Option”), as of the date of their respective hires.

      Mr. Brown’s Inducement Option, dated as of April 1, 2003, represents a grant of 500,000 non-qualified stock options, of which 125,000 vested immediately and the remainder will vest in 125,000 option increments on April 1, 2004, 2005 and 2006, respectively. The option exercise price is $16.16 per share, the last sale price on the New York Stock Exchange on April 1, 2003, Mr. Brown’s first day of employment. Upon a voluntary termination of employment by Mr. Brown, any unvested options would be forfeited, and all vested options would remain exercisable over the remainder of the ten year term of the Inducement Option. In the event Mr. Brown’s employment were terminated involuntarily (other than for cause), any unvested options will be forfeited (Mr. Brown’s employment would be deemed to continue for 18 months beyond his termination date solely for vesting purposes), and all vested options will remain exercisable over the remainder of the ten-year term. In the event that Mr. Brown’s employment were to be terminated involuntarily for cause, all options, vested and unvested, would be forfeited upon the termination of his employment.

      In the event of Mr. Brown’s death or permanent disability while employed by the Company, his employment would be deemed to continue for 18 months for vesting purposes only, and all vested options will remain exercisable over the remainder of the ten-year term.

      The Inducement Option is transferable by Mr. Brown only to certain immediate family members or to a trust or other entity for the exclusive benefit of immediate family members.

      The Inducement Option granted to John F. Curtis as of August 28, 2003, his first day of employment as the Company’s Vice President, Strategy and Operations, contains substantially identical terms, except that (i) the exercise price is $22.00 per share and (ii) the Inducement Option represents a grant of 200,000 non-qualified stock options, of which 50,000 vested immediately and the remainder will vest in 50,000 option increments on August 28, 2004, 2005 and 2006, respectively.

Stock Plans

      The Company currently has five stock ownership plans: the 1979 Stock Option Plan (the “1979 Plan”); the 1997 Stock Incentive Plan (the “1997 Plan”); the 1994 Restricted Stock Plan (the “1994 Plan”); the 1986 Stock Option Plan for Non-Employee Directors (the “1986 Director Plan”) and the 2003 Non-

Employee Director Stock-Option Plan (the “2003 Director Plan”). No new stock options will be granted under the 1979 Plan, under which options to purchase 711,600 shares were outstanding as of February 29, 2004, or under the 1986 Director Plan, under which options to purchase 92,500 shares of the Company’s Common Stock were outstanding on February 29, 2004. The 2003 Director Plan had options to purchase 28,000 shares of the Company’s Common Stock outstanding as of February 29, 2004.

      The 1997 Plan was amended and restated with the approval of the stockholders of the Company at the February 11, 2004 Special Meeting of Stockholders to increase the number of shares available for issuance under the Plan by 1,200,000 shares, and to authorize grants of up to 1 million shares of restricted stock under the 1997 Plan (the 1994 Plan, under which restricted stock may be granted, will expire in August 2004).

      Under the 1997 Plan, the Company may grant Stock Options, Performance Awards and Restricted Stock to officers and other key employees of the Company and its subsidiaries, and to consultants. As of February 29, 2004, a total of 2,133,473 of the 4,176,990 shares previously authorized for issuance under the 1997 Plan remained available for future grants of Stock Options, Performance Awards, or grants of Restricted Stock, and Stock Options covering a total of 2,043,517 shares of Common Stock were outstanding. No Performance Awards or shares of Restricted Stock have been granted under the 1997 Plan. Approximately 350 employees, including officers of the Company and its subsidiaries, presently participate in the 1997 Plan.

      On March 27, 2003, at the recommendation of the Compensation Committee, the Board of Directors amended the 1997 Plan to permit the Compensation Committee in its discretion to grant stock options from time to time that would permit exercise for a greater length of time than the current 90 days following an option holder’s termination of employment with the Company. The Compensation Committee intends to provide in stock options to be issued by the Company from time to time under the 1997 Plan that an option holder who retires after having reached age 65 with at least 15 years of service to the Company will be entitled to exercise his or her options for the shorter of (i) their remaining term, or (ii) five years following his or her retirement date. The Compensation Committee may also in its discretion amend outstanding stock options under the 1997 Plan or under the 1979 Plan (which was also amended) in a similar manner upon the retirement of any employee who meets these criteria.

Employment Arrangements

      On April 1, 2003, the Company entered into an employment agreement with Douglas R. Brown. Pursuant to the employment agreement, Mr. Brown was hired as President of the Company starting April 1, 2003 and as its Chief Executive Officer starting July 1, 2003. The term of the employment agreement is for three years and automatically extends thereafter for additional one-year periods, unless terminated by either party at least 90 days prior to the expiration of the then current term. Pursuant to the employment agreement, Mr. Brown receives an annual base salary of $400,000. He will also receive a bonus with a guaranteed minimum for the first two performance years (2003 and 2004) of $300,000 and $400,000, respectively (payable as determined by the Board of Directors). In addition, Mr. Brown was granted an Inducement Option to purchase 500,000 shares of Common Stock, of which options to purchase 125,000 shares were immediately exercisable, with the remainder vesting in 125,000 share increments on April 1, 2004, 2005 and 2006, respectively. Finally, Mr. Brown is eligible to participate in all of the Company’s benefit plans.

      If the Company terminates Mr. Brown’s employment for Cause (as defined in his employment agreement), or after a determination by the Board of Directors that he has a Permanent Disability (as defined in his employment agreement), or if Mr. Brown terminates his employment within 24 months following a Change in Control (as defined in his employment agreement) other than for Good Reason (as defined in his employment agreement), Mr. Brown will be entitled to receive compensation and benefits through the date of his termination and payment of his normal post-termination benefits in accordance with the Company’s retirement, insurance and other benefit plans and arrangements. If the Company terminates Mr. Brown’s employment for any other reason, he will be entitled to receive (i) a severance benefit equal to 18 months of his then-current base salary, plus an amount equal to 1.5 times his target bonus for the fiscal year in which the termination occurs and (ii) benefits required to be paid or provided by law and payment of post-termination benefits in accordance with the Company’s benefit plans and arrangements, including any bonus earned in the fiscal year in which the termination occurs and any unpaid portions of bonuses earned in previous fiscal years. In addition, upon a voluntary termination of Mr. Brown’s employment, all unvested options will be forfeited and all vested options will remain exercisable over the remainder of their ten-year terms. Upon an involuntary termination of Mr. Brown’s employment other than for Cause, all unvested options will be forfeited (except that Mr. Brown’s employment will be deemed to continue for 18 months beyond his termination date solely for vesting purposes), and vested options will remain exercisable over the remainder of their terms. Upon an involuntary termination of Mr. Brown’s employment for Cause, all options, vested or unvested, will be forfeited.

      Mr. Brown has also agreed that while he is employed by the Company and for 12 months thereafter, he will not become associated with any competitors of the Company, solicit its customers or employees, or interfere with relationships between the Company and its customers, suppliers, lessors, lessees, employees, consultants or research partners.

      On August 28, 2003, the Company entered into an employment agreement with John F. Curtis. Pursuant to the employment agreement, Mr. Curtis was hired as the Company’s Vice President, Strategy and Operations. The term of the employment agreement is for three years and automatically extends thereafter for additional one-year periods, unless terminated by either party at least 90 days prior to the expiration of the then current term. Pursuant to the employment agreement, Mr. Curtis receives an annual base salary of $350,000. He will also receive a bonus with a guaranteed minimum for the first three performance years (2003, 2004 and 2005) of $75,000, $150,000 and $75,000, respectively (payable as determined by the Board of Directors). In addition, Mr. Curtis was granted an Inducement Option to purchase 200,000 shares of Common Stock, of which options to purchase 50,000 shares were immediately exercisable, with the remainder vesting in 50,000 share increments on August 28, 2004, 2005 and 2006, respectively. Finally, Mr. Curtis is eligible to participate in all of the Company’s benefit plans.

      If the Company terminates Mr. Curtis’ employment for Cause (as defined in his employment agreement), or after a determination by the Board of Directors that he has a Permanent Disability (as defined in his employment agreement), or if Mr. Curtis terminates his employment within 24 months following a Change in Control (as defined in his employment agreement) other than for Good Reason (as defined in his employment agreement), Mr. Curtis will be entitled to receive compensation and benefits through the date of his termination and payment of his normal post-termination benefits in accordance with the Company’s retirement, insurance and other benefit plans and arrangements. If the Company terminates Mr. Curtis’ employment for any other reason, he will be entitled to receive (i) a severance benefit equal to 18 months of his then-current base salary, plus an amount equal to 1.5 times his target bonus for the fiscal year in which the termination occurs and (ii) benefits required to be paid or provided by law and payment of post-termination benefits in accordance with the Company’s benefit plans and arrangements, including any bonus earned in the fiscal year in which the termination occurs and any unpaid portions of bonuses earned in previous fiscal years. In addition, upon a voluntary termination of Mr. Curtis’ employment, all unvested options will be forfeited and all vested options will remain exercisable over the remainder of their ten-year terms. Upon an involuntary termination of Mr. Curtis’ employment other than for Cause, all unvested options will be forfeited (except that Mr. Curtis’ employment will be deemed to continue for 18 months beyond his termination date solely for vesting purposes), and vested options will remain exercisable over the remainder of their terms. Upon an involuntary termination of Mr. Curtis’ employment for Cause, all options, vested or unvested, will be forfeited.

      Mr. Curtis has also agreed that while he is employed by the Company and for 12 months thereafter, he will not become associated with any competitors of the Company, solicit its customers or employees, or interfere with relationships between the Company and its customers, suppliers, lessors, lessees, employees, consultants or research partners.

      On February 13, 2004, the Company entered into an employment agreement with Lyman B. Dickerson. The terms of this agreement provide that Mr. Dickerson is employed as the Vice President of the Company’s Water Systems Division (which includes, among other operations, the activities of the recently acquired Ecolochem companies and the Company’s Ultrapure Water and Industrial Water operations). In this position, Mr. Dickerson is the senior executive officer for the Division and is responsible for managing the integration of the Ecolochem companies with the Company’s existing operations. The term of this agreement is for two years unless sooner terminated for Cause (as defined in his employment agreement) or under certain other circumstances. Under the terms of his employment agreement, Mr. Dickerson is entitled to, among other things: an initial base annual salary of $250,000; participation in the Company’s executive bonus program and stock option plans (as determined by the Board of Directors); participation in the Company’s benefit plans; and a severance benefit should his employment agreement be terminated by the Company prior to the expiration of its term for reasons other than Cause. Additionally, this agreement also contains standard provisions protecting the Company’s trade secrets and intellectual property including confidentiality and non-competition/non-solicitation clauses.

Change in Control Severance Agreements

      The Company has entered into Employee Retention Agreements (the “Agreements”) with each of the Named Executive Officers and with four other officers of the Company or its subsidiaries. The Agreements had an initial term expiring on December 31, 1999 for those executive officers who were employed by the Company in 1999 or earlier, and initial one-year terms for officers who later joined the Company. The Agreements are automatically extended on an annual basis unless the Company provides at least three months’ notice that the Agreements will not be extended. Each Agreement provides for severance benefits if the employment of the employee is terminated by the Company (other than for Cause, as defined in the Agreement, or by reason of his death or disability) or by the employee for Good Reason (as defined in the Agreement) within 24 months after a Change in Control (as defined in the Agreement). Each Agreement provides that, in the event of a Potential Change in Control (as defined in the Agreement), the employee may not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of such Potential Change in Control.

      The Agreements provide for the following severance benefits: (i) a lump-sum payment equal to 200% of the sum of (x) the employee’s average annual base salary in the three fiscal years preceding his termination plus (y) the average of the cash bonuses paid or awarded to him in respect of the three fiscal years preceding his termination; and (ii) the continuation of life, disability, dental and group health insurance benefits for a period of 24 months without charge to the employee. To the extent that payments to the employee pursuant to the Agreement (together with any other payments or benefits, such as the accelerated vesting of stock options or restricted stock awards, received by the employee in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code, the Agreement provides that the payments to be made pursuant to the Agreement will be reduced to the largest amount that would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

      In addition to the foregoing agreements, the Company’s stock option and restricted stock plans provide for vesting of all outstanding options and awards upon any Change in Control (as defined in such plans) of the Company.

      On March 27, 2003, the Board of Directors established the following arrangements for Mr. Goldstein in contemplation of his retirement, which occurred on December 31, 2003:

•	Mr. Goldstein’s outstanding stock options were amended to permit their continued exercisability for the remainder of their respective terms following his termination of employment.

•	Mr. Goldstein is serving as a consultant to the Company for six months following the termination of his employment on December 31, 2003 for a fee of $200,000.

•	Mr. Goldstein will also receive an annual office allowance of $100,000 for each of the five years following the termination of his employment, and lifetime medical and dental benefits for him and his spouse following retirement.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

      The Board of Directors appoints each year from among its members a Compensation Committee (the “Committee”). The Committee, which currently consists of four non-employee directors (as defined in Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”)), is responsible for reviewing and establishing the compensation of the executive officers of the Company, and for authorizing grants under the Company’s 1997 Plan. The Committee has furnished this report concerning compensation of executive officers for the fiscal year ended December 31, 2003.

      The compensation program for executive officers includes cash compensation and the granting of options to acquire the Company’s Common Stock under the 1997 Plan. Following stockholder approval of an amendment to the 1997 Plan in February 2004, restricted stock may also be granted under the 1997 Plan.

Cash Compensation

      Cash compensation of executive officers is structured to include base salary and, based on the achievement of performance objectives, a cash bonus. The Company determines base salary levels of executive officers by comparison to other companies engaged in its industry, represented by those in the “peer group” Index set forth elsewhere in this Proxy Statement, or in similar industries, subject to an evaluation of comparative overall performance of the companies.

      The policy of the Company has been to pay cash bonuses based on the achievement of specified corporate, business unit and individual performance objectives of the Company. The Company’s Chief Executive Officer since July 1, 2003, Douglas R. Brown, has been working with the Compensation Committee to structure a new bonus program to replace the earlier Managerial Bonus Program.

      The Committee met in March 2003 to approve and recommend to the Board of Directors the employment arrangements for Mr. Brown, who became President on April 1, 2003 and Chief Executive Officer on July 1, 2003. Under his employment agreement effective April 1, 2003, Mr. Brown’s annualized 2003 salary was set at $400,000, and his guaranteed bonus for 2003 was established at $300,000 ($400,000 on an annualized basis).

      At the March 2003 meeting, the Compensation Committee authorized a discretionary bonus to Mr. Goldstein, the Company’s Chief Executive Officer until July 1, 2003, in the amount of $1,500,000 with respect to the 2002 fiscal year. This bonus related to the Company’s sale of its Aqua Cool bottled water business. At the same time, the Compensation Committee continued Mr. Goldstein’s salary at $600,000, and authorized certain arrangements for Mr. Goldstein in connection with his prospective retirement, including amending his outstanding stock options to permit their continued exercisability for the remainder of their respective terms following Mr. Goldstein’s termination of employment on December 31, 2003; Mr. Goldstein’s serving as a consultant to the Company during the first six months of 2004 for a fee of $200,000; an annual office allowance of $100,000 for each of the first five years following his retirement; and lifetime medical and dental benefits for Mr. Goldstein and his spouse following his retirement.

      The Committee may make discretionary bonus awards in appropriate circumstances. The Committee approved discretionary awards to certain officers of the Corporation, including those Named Executive Officers on the Summary Compensation Table (other than Messrs. Brown and Goldstein), which are shown on the Summary Compensation Table as bonus awards for 2003. These discretionary awards represented final bonus adjustments made from the bonus accrual determined after the final consideration was established for the Company’s sale of its Aqua Cool bottled water business. This bonus accrual was also the source of the bonus awards shown for 2002 on the Summary Compensation Table.

Stock Options

      The Committee believes that stock options are an appropriate mechanism to provide senior management with a long-term incentive to strive for the continued growth and success of the Company. The Company’s stock option policy, established by the Committee, is to recognize employee leadership and significant contribution to the Company, regardless of the employee’s level of employment. The Committee also believes that ownership of the Company’s stock by management promotes the enhancement of stockholder value by creating a greater community of interest between stockholders and management. The size of stock option grants made by the Committee is based on evaluation of a recipient’s performance, salary level and number of options held as a result of prior grants. During the fiscal year ended December 31, 2003, Mr. Brown was granted an inducement nonqualified stock option for 500,000 shares of Common Stock in connection with his entering into employment with the Company. No other executive officers were awarded stock option grants in 2003, except for an inducement nonqualified stock option grant to John F. Curtis in connection with his entering into employment with the Company.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to the Company’s chief executive officer and four other most highly compensated executive officers. Certain types of performance-based compensation, such as that available under the Company’s 1997 Plan, will not be subject to the deduction limit if certain requirements set forth in Section 162(m) are met.

Respectfully submitted by the
Compensation Committee of the Board of Directors

Allen S. Wyett, Chairman
William K. Reilly
John J. Shields
Mark S. Wrighton

Compensation Committee Interlocks and Insider Participation

      During 2003, Allen S. Wyett, William K. Reilly, John J. Shields and Mark S. Wrighton served on the Compensation Committee. No member of the Compensation Committee of the Board of Directors is a former or current officer or employee of the Company or any of its subsidiaries. To the Company’s knowledge, there were no relationships involving members of the Compensation Committee of the Board of Directors or other directors of the Company requiring disclosure in this Proxy Statement.

Report of the Audit Committee

      The Audit Committee of the Board of Directors is composed of four non-employee directors. The Board of Directors has made a determination that each of the members of the Audit Committee satisfies the requirements of the New York Stock Exchange’s Listing Standards (Section 303.01(B)(2)(a) and (3)) as to independence, based on a determination that none of the members of the Audit Committee has a relationship to the Company that may interfere with his or her independence from the Company and its management. The Board has determined that each of the members of the Audit Committee also satisfies the New York Stock Exchange’s requirements for financial literacy and experience, and that one member of the Audit Committee, Robert H. Temkin, is an Audit Committee financial expert as defined by the SEC rules.

      Management of the Company is responsible for preparing the financial statements, and the Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements and issuing a report thereon. The Audit Committee recognizes that the Company’s management and independent auditors, who have more knowledge and detailed information concerning the Company than do members of the Audit Committee, have these primary responsibilities, and that the Audit Committee’s role is to oversee and monitor these responsibilities. In doing so, the Audit Committee is not auditing the Company’s financial statements, and is not providing any expert or special assistance as to the Company’s financial statements or any professional certification as to the work of the independent auditors.

      The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was amended by the Board of Directors of the Company on March 11, 2004. A copy of the Amended Charter is attached to this Proxy Statement as Appendix A and is posted on the Company’s website (www.ionics.com) under the “About Ionics — Governance” caption. The duties and responsibilities of the Audit Committee are also described under the heading “Information on the Board of Directors and its Committees — Board Committees” on page 9 of this Proxy Statement. The Audit Committee also reviews the Charter of the Audit Committee on an annual basis. This is a report on the Committee’s activities relating to fiscal year 2003.

Review of Audited Financial Statements with Management

      The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2003 with the management of the Company.

Review of Financial Statements and Other Matters with Independent Auditors

      The Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee considered whether the provision of the non-audit services rendered during the fiscal year ended December 31, 2003 was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Recommendation that Financial Statements Be Included In Annual Report

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit
Committee of the Board of Directors

Stephen L. Brown, Chairman
Kathleen F. Feldstein
Robert H. Temkin*
Daniel I. C. Wang

*	Mr. Temkin joined the Board of Directors and the Audit Committee on March 12, 2004, following the adoption of this Report by the Audit Committee, and did not participate in its preparation.

Independent Auditors’ Fees and Services

      The Audit Committee engaged PricewaterhouseCoopers LLP (“PWC”) to perform the annual audit of the Company’s financial statements for the fiscal year ended December 31, 2003. The following table presents fees billed by PWC for professional services in fiscal years 2003 and 2002.

      The aggregate fees billed by PWC, the Company’s independent auditors, for professional services rendered for the fiscal years ended December 31, 2003 and 2002 were as follows:

Types of Fees	2003	2002

Audit Fees(1)	$2,815,665	$1,267,363
Audit-Related Fees(2)	86,935	35,633
Tax Fees(3)	506,677	$658,920
All Other Fees(4)	4,275	0

Total Fees	$3,413,552	$1,961,916

(1)	Includes fees associated with the annual audit of the Company’s consolidated financial statements, reviews of the Company’s quarterly financial information, reviews of the SEC filings, statutory audits of foreign subsidiaries, and accounting advice related thereto.

(2)	Includes fees for accounting advice relating to benefit plans; accounting and financial reporting standards; internal control reviews; financial due diligence; and any other auditing procedures or special purpose reports, as requested.

(3)	Includes fees for tax planning and compliance services.

(4)	Includes fees for audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; internal investigative services; expatriate administrative services; review of actuarial reports and calculations; and advisory services with respect to non-financial systems.

      In May 2003, the Audit Committee approved a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided by PWC to the Company. The policy identifies the principles that must be considered by the Audit Committee in approving services to ensure that PWC’s independence is not impaired; describes the audit, audit-related, tax and other services that may be provided; and sets forth pre-approval requirements for all permitted services, based on quantitative thresholds for such review so that Audit Committee approval is required if any project or series of related projects exceeds or is expected to exceed a specified threshold.

      In 2003, no fees were paid to PWC by the Company under a de minimis exception to the rules relating to the provision of audit services that waives pre-approval for certain audit-related, tax, and other services provided by independent auditors.

Stock Performance Graph

      In the past four years, the Company’s “peer group” index had been composed of the common stock of Calgon Carbon Corporation, Osmonics, Inc. and Pall Corporation, all of which are involved in various aspects of the water treatment or liquids separation businesses. Osmonics, Inc. has been acquired and its shares are no longer traded. The Company has consequently added two additional companies in the water treatment business, Zenon Environmental, Inc., whose shares are traded on the Canadian Stock Exchange, and Veolia Environmental ADS, establishing a peer group composed of four companies in the water treatment or liquids separation business.

      The following presentation compares the Company’s Common Stock price in the five year period from December 31, 1998 to December 31, 2003 to the S&P 500 Stock Index and to the “peer group” index over the same period. The presentation assumes that the value of an investment in each of the Company’s Common Stock, the S&P 500 Index, and the peer group index was $100 on December 31, 1998, and that any cash dividends paid by any constituent company (none have been paid by the Company) were reinvested in the same security.

Comparison of Five-Year Cumulative Total Return Among

Ionics, Incorporated, S&P 500 Index and “Peer Group” Index of Comparable
Companies

Value at December 31,

	1998	1999	2000	2001	2002	2003

Ionics, Incorporated	$100.00	$93.95	$94.78	$100.31	$76.16	$106.39
Peer Group Index	$100.00	$87.63	$85.25	$106.41	$75.85	$97.36
S&P 500 Index	$100.00	$121.04	$110.02	$96.95	$75.52	$97.18

Certain Relationships and Related Transactions

      Lyman B. Dickerson and Frederick T. Stant, III were elected to the Board of Directors by the Board of Directors effective February 17, 2004, following the closing of the Company’s acquisition of Ecolochem, Inc. and its affiliated companies. Lyman B. Dickerson, or trusts for which he and his family are beneficiaries, received a total of 2,452,830 shares of Common Stock in the transaction and cash payments totaling approximately $101 million (a portion of the shares and cash payable to Lyman B. Dickerson or trusts for which he or his family are beneficiaries is being held in escrow pursuant to the terms of the acquisition agreement), representing approximately 50% of the aggregate purchase price paid to the sellers in the acquisition.

      Mr. Dickerson also entered into an employment agreement with the Company as its Vice President, Water Systems Division (see page 24 for a description of the terms of the employment agreement.) In addition, Mr. Dickerson and the other sellers of the capital stock and other ownership interests of the Ecolochem companies (including Mr. Stant in his role as an independent trustee of the Douglas Dickerson Irrevocable Trust and the Richard Dickerson Irrevocable Trust) entered into a Stockholders Agreement dated as of February 13, 2004 between the Company and the parties thereto, which gives the former Ecolochem owners certain registration rights as to the Company’s Common Stock issued to them in the acquisition; the right to designate up to two members of the Company’s Board of Directors, subject to certain conditions; imposes certain “standstill” limitations on the former Ecolochem owners; and imposes certain restrictions on their ability to vote their shares of the Company’s Common Stock and transfer their shares to certain parties identified by the Company’s Board of Directors as competitors, subject to certain conditions. The acquisition agreement, employment agreement, and Stockholders Agreement were filed as exhibits to the Company’s current report on Form 8-K filed with the SEC on February 27, 2004.

THE COMPANY’S DIVIDEND POLICY

      The Company presently intends to retain its cash for use in the operation and expansion of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company is limited under its existing lending arrangements from paying cash dividends.

STOCKHOLDER PROPOSALS

      The Company’s 2005 Annual Meeting is presently expected to be held on May 5, 2005. Proposals of stockholders intended to be presented at the 2005 Annual Meeting must be received no later than January 4, 2005, for inclusion in the Company’s proxy statement and proxy for that meeting, except that if the date of the 2005 Annual Meeting is changed by more than 30 calendar days from the presently expected date, the Company must receive such proposal within a reasonable time before the Board of Directors makes its proxy solicitation.

      Under the Company’s By-Laws, stockholder proposals submitted for action at the Annual Meeting but not proposed for inclusion in the Company’s proxy statement must be given to the Clerk of the Company not less than 80 nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. Therefore, stockholders who wish to make a proposal at the 2005 Annual Meeting (other than one that will be included in the Company’s proxy materials) must notify the Company no later than February 16, 2005 and no earlier than January 7, 2005. In the case of a special meeting of stockholders, or in the event the Annual Meeting is called for a date more than 60 days prior to the anniversary date, a stockholder must give such notice no later than 20 days following the date on which notice of the meeting date was mailed or publicly disclosed. Stockholder proposals for nomination of candidates to the Company’s Board of Directors are subject to similar time constraints. Articles V and VII of the Company’s By-Laws contain certain requirements for the content of such proposals.

NOTICE OF AMENDMENT TO BY-LAWS

      Effective February 13, 2004, the Board of Directors amended Article VII of the By-Laws in connection with the Company’s acquisition of Ecolochem, Inc. and its affiliated companies. In connection with the acquisition transaction, the owners of the Ecolochem companies entered into a Stockholders Agreement with the Company dated as of February 13, 2004 which, among other things, gives the stockholder group the right to name two individuals to the Board of Directors under certain circumstances. Article VII of the By-Laws was amended to add a new last paragraph which provides that the procedural requirements contained in Article VII for the nomination of Board candidates by the Company’s stockholders do not apply to nominations made by the former Ecolochem owners pursuant to the Stockholders Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission (the “Commission”) initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2003 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2003.

OTHER MATTERS

      As of this time, the Board of Directors knows of no other matters to be brought before the meeting. However, if other matters properly come before the meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters. Discretionary authority, if conferred by the enclosed proxy, will include authority to vote on matters concerning which the Company did not receive timely notice pursuant to the provisions of the Company’s By-Laws (see “Stockholder Proposals” on page 31).

EXPENSES AND SOLICITATION

      The cost of solicitation of proxies will be borne by the Company. In addition to soliciting stockholders by mail, certain of the Company’s directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. The Company will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and the Company will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation.

By Order of the Board of Directors

STEPHEN KORN, Clerk

Watertown, Massachusetts
April 1, 2004

Appendix A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS
OF
IONICS, INCORPORATED

A. Purposes

      The primary purposes of the Audit Committee (the “Committee”) are:

(a)	To assist the Board of Directors of the Company to oversee

•	the integrity of the Company’s financial statements

•	the Company’s compliance with legal and regulatory requirements

•	the qualifications and independence of the Company’s independent auditors

•	the performance of the Company’s internal audit function

•	the performance of the Company’s independent auditors

(b) To prepare the report that is required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

(c) To prepare an annual performance evaluation of the Committee.

(d) To carry out the Committee’s duties and responsibilities, set forth at Section B. below.

B.     Duties and Responsibilities

      The Committee has the following duties and responsibilities:

(a) be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm (including resolution of disagreements between management and the auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Each such registered public accounting firm must report directly to the Committee.

(b) to discuss the annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

(c) to discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies.

(d) To discuss policies with respect to risk assessment and risk management.

(e) To establish procedures for

(i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(f) To engage independent counsel and other advisers, as the Committee determines it necessary to carry out its duties.

(g) To determine, and to provide for appropriate funding by the Company for, the payment of

(i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company;

(ii) compensation to any advisers employed by the Committee pursuant to subparagraph (f) above; and

(iii) ordinary administrative expenses incurred by the Committee from time to time that are necessary or appropriate in carrying out its duties.

(h) at least annually, to obtain and review a report by the Company’s independent auditors describing:

•	the accounting firm’s internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	all relationships between the independent auditors and the Company (to assess the independent auditor’s independence).

(i) To meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function), and with independent auditors.

(j) To review with the independent auditors any audit problems or difficulties and management’s response.

(k) To set clear hiring policies for employees or former employees of the independent auditors.

(l) To report regularly to the Board of Directors.

C. Structure and Membership

1. Number. The Committee shall consist of at least three members of the Board of Directors.

2. Independence. Except as otherwise permitted by the applicable rules of the New York Stock Exchange and Section 301 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder), each member of the Committee shall be “independent” as defined by such rules and Act.

3. Financial Literacy. Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Committee. In selecting members of the Committee, consideration shall be given as to whether at least one member is an “audit committee financial expert” (as defined by applicable SEC rules).

4. Chair. Unless the Board of Directors elects a Chair of the Committee, the Committee shall elect a Chair by majority vote.

5. Compensation. The compensation of Committee members shall be determined by the Board of Directors. No member of the Committee may receive any consulting, advisory or other compensatory fee from the Company other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

6. Selection and Removal. Members of the Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors may remove members of the Committee with or without cause.

D. Procedures and Administration

1. Meetings. The Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Committee may also act by unanimous written consent in lieu of a meeting. The Committee shall keep such records of its meetings as it shall deem appropriate.

2. Subcommittees. The Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Committee at its next scheduled meeting.

3. Charter. At least annually, the Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

4. Investigations. The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

5. The Committee shall annually review its own performance.

E. Limitation of Audit Committee’s Role

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

IONCM-PS-04

[IONCM — IONICS, INCORPORATED] [FILE NAME: ZIONC2.ELX][VERSION — (1)][03/03/04][orig. 03/03/04]

DETACH HERE	ZIONC2

IONICS, INCORPORATED

65 Grove Street, Watertown, Massachusetts 02472

Proxy for Annual Meeting to be held May 6, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints DOUGLAS R. BROWN and STEPHEN KORN, and each of them, as Proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes both of them, or anyone if only one be present, to represent and to vote, as designated below, all the shares of Common Stock of Ionics, Incorporated held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the Annual Meeting of Stockholders to be held on May 6, 2004, or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2, with discretionary authority to vote upon such other matters as may properly come before the meeting.

If you wish to vote in accordance with the Board of Directors’ recommendation, just sign and date on the reverse side. You need not mark any boxes.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

IONICS, INCORPORATED

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

[IONCM — IONICS, INCORPORATED] [FILE NAME: ZIONC1.ELX][VERSION — (2)][03/10/04][orig. 03/03/04]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZIONC1

#ION

☒	Please mark votes as in this example.

1.	Election of four Class III Directors listed below.
Nominees: (01) Stephen L. Brown, (02) William K. Reilly,
(03) Robert H. Temkin and (04) Allen S. Wyett

	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominee(s) except as written above

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as auditors for fiscal year ending December 31, 2004.	☐	☐	☐

3.	To consider and act upon such other matters as may properly come before the meeting.

	Mark box at right if an address change or comment has been noted on the reverse side of this card.			☐

Please be sure to sign and date this Proxy.

Signature:	Date:	Signature:	Date: